April 18, 2012

Bruce W. Teeters
c/o Consolidated-Tomoka Land Co.
1530 Cornerstone Blvd., Suite 100
Daytona Beach, FL 32117

Dear Bruce:

The purpose of this letter is to set forth the terms of your continued employment with Consolidated-Tomoka Land Co. (the “Company”) through September 30, 2012, and to set forth the terms of a consulting arrangement thereafter.  Therefore, in consideration of the foregoing and the mutual covenants and promises of the parties, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below:

1.           Employment and Retirement of Employee. Beginning on the date of this letter agreement (the “Agreement”), you shall serve as Senior Vice President - Real Estate Operations of the Company and you shall no longer serve as Senior Vice President- Finance, Treasurer and Chief Financial Officer of the Company.  You will continue to occupy and perform your current employment duties as Senior Vice President- Real Estate Operations of the Company from your current office at the Company’s current executive offices, and you will not be relocated or assigned additional or new duties or responsibilities not currently performed by the Senior Vice President- Real Estate Operations of the Company.  By execution of this Agreement, you irrevocably and voluntarily elect to retire and to resign from the employment by the Company and to relinquish such position, and to retire from all other offices, titles, and directorships you may hold with the Company and its subsidiaries, all on September 30, 2012 (“Effective Date of Retirement”).  Between the execution of this Agreement and the Effective Date of Retirement, you will continue to be paid your current annual salary and receive your current employee and other benefits.  Under the terms set forth in this Agreement and in consideration of your commitments set forth herein, the Company shall pay to you as an early retirement incentive in accordance with the Company’s severance policy the sum of $147,635, plus reimbursement for any unused vacation days, less applicable taxes and withholdings, on September 30, 2012 (“Early Retirement Incentive”).  The Early Retirement Incentive will be included as wages in the Form W-2 issued by the Company for you for tax year 2012.  On the Effective Date of Retirement you shall have the right to retain your current Company-provided mobile phone and mobile phone number for your personal use.  In accordance with the terms of the Company’s 401(k) plan, the Company will make the matching contributions on the salary deferrals you make during 2012 as a participant under such plan prior to the Effective Date of Retirement.

2.           Retention as Consultant and Consulting Term.

(a)           Subject to the terms and conditions set forth herein, the Company, at its options and in its sole discretion, may retain you to render consulting and strategic advisory services (“Services”) in connection with the business, prospects, relationships, and financial and regulatory compliance initiatives of the Company as reasonably requested by the Company from time to time by its Chief Executive Officer, and, subject to your then availability to provide such Services, you hereby agree to accept such engagement.  The Company may elect to engage you from time to time for such Services on a daily basis at the rate of $650 per day, regardless of the hours you may work on any such day; provided however, that in no event shall you be expected to perform, or perform, services that exceed 20% of the average level of bona fide services you provided to the Company during the final 36 months of your employment by the Company. The intent of the foregoing is that you shall have incurred a “separation from service” within the meaning of Internal Revenue Code Section 409A, from the Company on the Effective Date of Retirement and shall be interpreted accordingly.  Each of you and the Company shall bear its own costs and expenses in performing their obligations under this section of this Agreement; provided, however, that the Company shall reimburse you for all authorized travel and business expenses incurred by you in rendering such Services in accordance with the Company’s employee travel and business expense reimbursement policy or procedure. You will not be eligible to receive any Company-provided benefits during the term of any such Services.  The Company may elect to terminate your engagement as a consultant at any time by written notice to you.  As an independent contractor you shall be solely responsible for all income and other tax liabilities or obligations resulting from the Services rendered pursuant to this Agreement and will be issued a tax Form 1099.

(b)           You will perform the Services in a professional, competent and ethical manner.  You may render the Services in any manner that does not interfere with your ability to effectively perform the Services. Your engagement is non-exclusive and you may pursue other business interests that do not interfere with your ability to perform the Services or violate any ethical obligations owed to the Company. You and the Company specifically intend and agree that your engagement as a consultant be in the nature of an independent contractor relationship.

3.           Termination of Employment. Your employment may be terminated at any time by the Company with Cause upon written notice of termination delivered to you.  For purposes of this Agreement, “Cause” shall mean: (a) your arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude; (b) a breach by you of any material provision of this Agreement provided you are given reasonable notice of, and a reasonable opportunity to cure, any such breach; (c) any act or intentional omission by you involving dishonesty or moral turpitude; or (d) any act or intentional omission by you which would cause the Company significant reputational injury, such as defamation, libel, and slander.  Your employment or consultancy with the Company hereunder shall terminate automatically upon your death or upon your becoming disabled such that you cannot perform the essential functions of your employment position or the essential requirements of the consultant Services with or without reasonable accommodation; provided, however, that your death or disability shall not affect or terminate your right to receive the Early Retirement Incentive hereunder, which in the event of your death shall be paid by the Company to the personal representative of your estate. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall affect your eligibility for employee disability benefits under any applicable employee disability insurance plan or your right to receive payment of the Early Retirement Incentive hereunder (other than in the case of termination with Cause under the circumstances described in subsections (a) or (d) of the definition of Cause in this Section 3).

4.           Waiver and Release.  You hereby waive and release the Company (including each of its past and present related entities including affiliated associations, parent companies, employee benefit plans, including the Company’s 401(k) plan, insurers, subcontractors, successors and assigns, and any and all of its and their past, current, and future officers, directors, employees, and agents and all persons acting by, through, under, or in concert with any of them, both individually and as agents or representatives of these entities) from, all claims, rights, administrative charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that you have or could have made against the Company through the date of signing this Agreement. You waive and release the Company from all claims, rights, charges and causes of action relating to or arising out of your employment with, conditions of employment with, compensation by, or separation and/or termination of employment from the Company, including, without limitation, any claims, rights, charges or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act of 1970, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended; the Florida Civil Rights Act of 1992, as amended; any Florida or federal Whistleblower laws; Florida Statutes, Sec.112.3187, 440.205, and 448.102 and any other federal or state law or local ordinance whether dealing with discrimination or otherwise, including any suit in tort (including negligence and personal injury) or contract (whether oral, written or implied), or any other common law or equitable basis of action, except for any claim which may not lawfully be waived in this manner or a claim based upon any obligation of the Company under this Agreement.

You understand and agree that this Agreement specifically refers also to rights or claims that you may have under the Age Discrimination in Employment Act of 1967, as amended, and that you are not waiving any rights or claims that arise after the date you sign this Agreement.  You further acknowledge and agree that you have received additional money and/or consideration for signing this Agreement (and agreeing to remain employed with the Company through the close of business on September 30, 2012), in addition to anything of value to which you are already entitled and that you have been given at least 21 days within which to consider this Agreement.  You also understand that you may voluntarily accept this Agreement at any time during the 21-day period.  You also acknowledge that you have been advised to discuss this Agreement with an attorney of your own choosing prior to signing it.  You agree and understand that you are responsible for any costs, fees and expenses you incur in connection with the consideration and execution of this Agreement, including any fees and expenses associated with the retention of counsel.  By executing this Agreement, you certify that you have had the opportunity to consult with an attorney of your own choosing.

You understand and agree that you may revoke and cancel this Agreement, in writing, at any time within seven (7) days after this Agreement has been fully executed by you.  The revocation and cancellation must be postmarked within seven (7) days of the signing of this Agreement and must be sent to the Company as set forth in Section 7, within the seven (7) day revocation period.  By signing this Agreement, you fully understand, recognize and agree that you are knowingly and voluntarily waiving any rights you have under the Age Discrimination in Employment Act of 1967, as amended.

If you do exercise your right of revocation and cancellation, this Agreement will become null and void at that time and you will not be entitled to any monies as provided herein.

This Agreement shall not become effective until after the expiration of the 7-day revocation period and a reasonable time for receiving any revocation has expired (which the Parties agree shall be three (3) additional days).  After such time, if there has been no written revocation as provided herein, then this Agreement shall be fully effective and enforceable.

5.           Mutual Non-Disparagement. Except as required by law, you and the Company agree to refrain from expressing (or causing others to express) to any third party, any derogatory or negative opinions, comments, statements, or any other action of such a nature concerning you and the Company, including to friends, current or former employees, elected or appointed government officials, business associates, members of any bar association, customers, the press, or vendors or suppliers of the Company.

6.           Survival of Non-Disclosure Agreement.  Notwithstanding anything to the contrary herein, the terms, provisions and obligations set forth in that certain Consolidated Tomoka Land Co. Proprietary Model Non Disclosure Agreement dated April 26, 2011, between you and the Company shall survive the execution and delivery of this Agreement and the consummation of the transactions described herein.

7.           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally, or if mailed, on the third business day after mailing (on the first business day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following:

If to Consolidated Tomoka:

Consolidated-Tomoka Land Co.
1530 Cornerstone Boulevard, Suite 100
Daytona Beach, Florida 32117

If to you:

Bruce W. Teeters
567 N. Beach Street
Ormond Beach, FL 32174

8.           Severability. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

9.           Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties and shall not be modified or superseded except in writing by the parties to this Agreement. Except as specifically provided herein, this Agreement supersedes and renders null and void any previous agreements or contracts, whether written or oral, between you and the Company but shall not serve to waive or modify any vested rights or benefits associated with your employment by the Company (including but not limited to your 401(k) account and any vested benefits under the Company’s defined benefit or deferred compensation plans or any stock option grants received by you prior to the date of the execution of this Agreement).  You and the Company specifically recognize that you are a participant in Consolidated-Tomoka Land Co. Deferred Compensation Plan for Officers and Key Employees and that you are not waiving, and are entitled to, whatever benefits that Plan provides for you as an eligible employee.

10.           Governing Law.  The laws of the State of Florida shall govern this Agreement.

11.
Arbitration; Attorney’s Fees and Costs.  In the event a dispute arises out of this Agreement, the parties agree to resolve all disputes through final and binding arbitration in Volusia County, Florida, in accordance with the Rules of the

American Arbitration Association. The prevailing party in any action to enforce or construe the terms and provisions of this Agreement will be entitled to an award of reasonable attorneys’ fees and costs from the non prevailing party.

Sincerely,

CONSOLIDATED-TOMOKA LAND CO.

By:/s/ John P. Albright
John P. Albright
President and Chief Executive Officer

Agreed and accepted this 19th day of April, 2012

By:/s/ Bruce W. Teeters
            Bruce W. Teeters

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